Exhibit 7.4

EXTENSION OF CLOSING DATE

OF

MEMBERSHIP UNIT PURCHASE AGREEMENT

This Extension Amendment (this “Extension Amendment”) is made and entered into effective July 1, 2009, by and between Glacial Lakes Energy, LLC, a South Dakota limited liability company located in Watertown, South Dakota (“Seller”), and Fagen, Inc., a Minnesota corporation located in Granite Falls, Minnesota (“Buyer”).

RECITALS

A.                                   Buyer and Seller entered into a Membership Unit Purchase Agreement dated December 4, 2008 (“Purchase Agreement”).

B.                                     Under the Purchase Agreement, Buyer agreed to purchase 2,000 membership units in Granite Falls Energy, LLC from Seller, subject to the terms and conditions of the Purchase Agreement.

C.                                     The Closing of the purchase and sale transaction is subject to certain conditions, one of which is Seller’s right to complete a sale of its entire membership interest in Granite Falls Energy (6,500 membership units) to a third party (other than Buyer) within seven months of the date of the Purchase Agreement.

D.                                    The Purchase Agreement also provides that the Closing Date of the purchase and sale transaction may not take place later than seven months from the date of the Purchase Agreement.

E.                                      Seller is engaged in discussions with several third parties who have expressed an interest in purchasing the 6,500 membership units, but who have indicated they will not be able to complete their due diligence on such purchase by July 4, 2009.

F.                                      Seller wishes to extend the Closing condition date and the Closing Date by an additional three months, to no later than ten months from the date of the Purchase Agreement, in order to allow Seller adequate time to complete a sale of its entire

6,500 unit membership interest in Granite Falls Energy to a third party, and Buyer wishes to provide such extension.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made and made in the Purchase Agreement, Seller and Buyer agree to amend the Purchase Agreement as follows:

1.             Extension of Closing Date.  The date by which the Closing Date must occur is hereby extended an additional three (3) months.  The closing of the transactions contemplated by the Purchase Agreement shall take place on the first business day (or such other date as Buyer and Seller may mutually determine) following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated by the Purchase Agreement (other than conditions with respect to actions the respective parties will take at the closing itself), but not later than ten (10) months from the date of the Purchase Agreement, and the term “Closing Date” for purposes of the Purchase Agreement is hereby amended to include and to incorporate such three-month extension to no later than ten (10) months from the date of the Purchase Agreement.  Paragraph 3 of the Purchase Agreement is hereby expressly amended by substituting “ten (10) months” for “seven months” wherever the term “seven months” appears in such Paragraph.

2.             Extension of Closing Condition Date.  The Closing of the transactions contemplated by the Purchase Agreement is subject to certain conditions, including Seller’s right to complete a sale of its entire 6,500 membership unit interest in Granite Falls Energy to a third party within seven months of the date of the Purchase Agreement.  The parties agree to extend such closing condition date an additional three months, such that said closing condition in the Purchase Agreement shall be the Seller’s right to complete a sale of its entire 6,500 membership unit interest in Granite Falls Energy to a third party within ten (10) months of the date of the Purchase Agreement.  Paragraph 6 of the Purchase Agreement is hereby amended by substituting “ten (10) months” for “seven months” wherever the term “seven months” appears, and by substituting “ten month period” for “seven month period”, wherever the term “seven month period” appears in such Paragraph.

3.             Seller and Buyer agree that, except for the amendments specifically provided for herein, the terms and provisions of the Purchase Agreement are hereby ratified and shall remain in full force and effect and shall not be deemed waived, modified, superseded or otherwise affected by this Extension Amendment.

IN WITNESS WHEREOF, the parties have executed this Extension Amendment effective as of the date first set forth above.

SELLER:		BUYER:

GLACIAL LAKES ENERGY, LLC		FAGEN, INC.

By:	/ James A. Seurer /	By:	/ Ron Fagen /
Its:	CEO	Its:	CEO